SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AT JOHNSON OUTDOORS:
Cynthia Georgeson
Media Contact
(262) 631-6600

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 25, 2004

JOHNSON OUTDOORS ANNUAL SHAREHOLDER MEETING
TO RECONVENE IN MARCH

RACINE, WISCONSIN, February 25, 2004 – JOHNSON OUTDOORS INC. (JOUT: Nasdaq) today announced that its 2004 annual shareholder meeting will reconvene on Tuesday, March 9, 2004 at 10:00 a.m. at the Company’s headquarters.  As stated in the Company’s proxy materials, the 2004 Annual Shareholder meeting is open to shareholders of record as of December 17, 2003 and holders of valid proxies from such record holders.

As previously announced, the regularly scheduled shareholder meeting for today, February 25, 2004, was convened at 10:00 a.m., and then adjourned without any business being conducted.   The Company is mailing supplementary proxy materials to shareholders this week.

The foregoing is provided for information purposes only. We are not soliciting proxies with this press release.

About Johnson Outdoors Inc.

Nasdaq: JOUT

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean™ Kayak, Necky™ and Dimension® kayaks; Minn Kota® motors; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka! ® tents. The company has 24 locations around the world, employs 1,400 people and reported annual sales of $315.9 million in 2003.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.